EXHIBIT 99.1


RECORD REVENUES IN Q1 ANNOUNCED BY ZANETT -

Zanett Invests in Itself to Promote Further Growth

New York, New York - June 15, 2005- Zanett Inc. ("Zanett") (NASDAQ: ZANE), today announced financial results for its first quarter. For the three-month period ending March 31, 2005, total revenues grew to a record $8,377,858, a 50% year over year increase from the $5,584,534 recorded for the first quarter of 2004. This revenue growth was largely attributable to the acquisitions of INRANGE Global Consulting and Whitbread Technology Partners on April 23, 2004 and March 1, 2005, respectively, and strong organic growth in the Company's government solutions segment.

Due primarily to increased selling and marketing expenses incurred in the quarter and higher expenditures for legal, accounting, regulatory compliance and the move of its corporate headquarters, the Company recorded an operating loss in the quarter of $576,991, versus a loss in Q1 2004 of $385,005. The net loss for the first quarter this year was $799,245, compared to a net loss of $538,030 for the first quarter of 2004.

Progress and Outlook for 2005 Full-Year

David McCarthy, Zanett's CEO, commented, "We were pleased with our continued rapid expansion during the first quarter. The acquisitions of INRANGE and Whitbread have catapulted Zanett to the forefront of national consultancies that can offer the full range of JD Edwards, PeopleSoft and now Oracle (NasdaqNM:ORCL) expertise to our clients. Meanwhile, Paragon Dynamics continues to experience high demand for its systems engineering and technical assistance services resulting in consistent, solid growth and profitability."

"During the first quarter, we significantly stepped up our marketing efforts, incurring expenses that we expect to positively impact results in the second half of 2005 and beyond," Mr. McCarthy continued. "We also incurred higher costs associated with our SARBOX compliance initiative, and although our deadline for compliance has been postponed to the end of 2006, we remain on course to complete our initial work by the end of this year," he added. "These heightened expenditures resulted in a greater than anticipated loss for the quarter, however, we are already experiencing positive results from our marketing initiatives in the form of strengthening pipelines and new customer relationships," Mr. McCarthy noted.

Commenting on the results of the Company's recent public notes offering, Mr. McCarthy said, "We are pleased with the success of our Renewable, Unsecured, Subordinated Notes offering, launched in January. The variety of denominations, tenors and rates that investors have acquired confirms that we've provided the market with an attractive investment vehicle and given ourselves a solid source of capital for continued expansion," he explained He concluded, "Every day, we strive to renew and strengthen the trust and support these investors, as well as our shareholders, have given Zanett."

About Zanett, Inc. (www.zanett.com)
Zanett Inc. (the "Company") is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Commercial Solutions and Government Solutions. Collectively, the Company and its solutions practices are referred to as The IT Commonwealth TM (the "Commonwealth"). The Commonwealth's overarching mission is to provide custom solutions that exceed client expectations, are delivered on time and within budget, and achieve superior results.

Contacts:
Zanett, Inc.
Claudio Guazzoni/David McCarthy, 212-980-4600 corporaterelations@zanett.com

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Zanett, Inc.'s filings with the Securities and Exchange Commission.